Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

February 7, 2008	For more information:

Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS JANUARY, 4TH QUARTER AND FY 2007 SALES

Company Updates Loss Guidance; Suspends Quarterly Dividend

JACKSONVILLE, FL –Stein Mart, Inc. (Nasdaq: SMRT) today reported total sales and comparable store sales for the fiscal period(s) ended February 2, 2008.

Please note that Fiscal 2006 was a 53-week year, taking in an extra week in January 2007 that produced $19.7 million in sales. The table below shows total sales for each period ending February 2, 2008 as compared to the respective, one-week longer period ending February 3, 2007. However, the comparable store sales column measures the same four-week, 13-week and 52-week periods ending on February 2, 2008 as compared to those periods ending on February 3, 2007.

	Total Sales (in millions)		Percent Change
Fiscal period	2007	2006	Comparable Store Sales
Fiscal January (4:5 weeks)	$81.0	$100.1	(2.5)%
Fourth Quarter (13:14 weeks)	$417.4	$461.0	(6.2)%
Year to date (52:53 weeks)	$1,457.6	$1,501.3	(4.0)%

“We took an especially aggressive promotional stance in order to clear seasonal merchandise in January,” noted Linda M. Farthing, president and chief executive officer of Stein Mart, Inc. “The deeper discounting was costly in terms of markdowns, but allowed us to drive traffic, generate additional comparable store sales and, most importantly, make progress toward our goal of a leaner inventory position for spring.”

During January, ladies’ social occasion and dresses, special sizes, and intimate apparel had positive comparable store sales. Geographically, comparable stores sales trends were slightly positive in most of the Company’s markets, with notable exceptions in California, Arizona and Florida, where trends were significantly negative.

Guidance

Management now expects fourth quarter operations will produce a net loss of $(0.28) to $(0.33) per diluted share, pending the completion of the fiscal year-end audit. Full financial results for the fourth quarter and fiscal year 2007 will be reported before the U.S. financial markets open on Thursday, March 20, 2008. Management will also hold a conference call at 10 a.m. ET that morning to discuss those results and the current outlook on business. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until March 29, 2008.

Cash dividend to be suspended

The Company’s board of directors has voted to suspend the quarterly cash dividend to shareholders.

“Our decision to suspend the cash dividend, along with our earlier action to moderate new store openings, will give us more flexibility as we navigate current industry conditions,” commented Jay Stein, chairman of the board.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changes in consumer spending due to current events and/or general economic conditions

•	changing preferences in apparel

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com